MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA 98125

206.353.5736

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Team 360 Sports, Inc.

We consent to the use of our report dated February 25, 2017 with respect to the financial statements of Team 360 Sports, Inc. as of December 31, 2016 and 2015 and the related statements of operations, shareholders’ equity/(deficit) and cash flows for the periods then ended. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

Michael Gillespie & Associates, PLLC

Seattle, Washington

March 17, 2017

/S/ Michael Gillespie & Associates, PLLC

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